UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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KEMET CORPORATION
(Name of Registrant as Specified In Its Charter)

YAGEO CORPORATION
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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YAGEO TO ACQUIRE KEMET FOR US$ 27.20 PER SHARE IN CASH

November 12, 2019

Yageo Corporation (TAIEX: 2327) (“Yageo”) and KEMET Corporation (“KEMET”) (NYSE: KEM) today announced that they have entered into a definitive agreement under which Yageo will acquire all of the outstanding shares of KEMET’s common stock for US$ 27.20 per share in an all-cash transaction with total equity valued about US$ 1.64 billion. The transaction has been unanimously approved by the Boards of Directors of both companies.

The purchase price represents a premium of 26% to KEMET’s volume weighted average price (“VWAP”) for the last 30 trading days.

Established in 1919 and headquartered in Fort Lauderdale, Florida, KEMET is a leading global supplier of high-end electronic components with a global footprint that includes 23 manufacturing facilities and approximately 14,000 employees located in 22 countries in the Americas, Asia and Europe. KEMET’s main products include tantalum capacitors, ceramic capacitors, magnetic, sensors and actuators, and film and electrolytic capacitors. KEMET’s products serve a number of applications, such as advanced automotive electronics, industrial applications, aerospace, medical, as well as smartphones, cloud/networking equipment, wireless communications, alternative energy and 5G technology. Holding more than 1,600 patents and trademarks worldwide, KEMET has established a leading position for its products via its advanced R&D and technical staff and design-in capabilities.

The acquisition of KEMET will:

•                  Expand Yageo’s product portfolio and enhance Yageo’s ability to serve as a one-stop product solution to customers serving a range of segments and mission-critical applications;

•                  Enhance Yageo’s global footprint with additional operational scale across North America, Europe and Asia with an increased ability to penetrate attractive, high-growth segments and applications;

•                  Drive profitability with meaningful cost synergies and greater efficiencies by leveraging KEMET’s structural transformation that resulted in increased and sustainable margins, as well as an enhanced durability of KEMET’s revenue base;

•                  Enable Yageo to leverage KEMET’s presence and success in Japan through the consolidation synergy of KEMET and TOKIN;

•                  Increase Yageo’s presence providing advanced products to the automotive electronics, 5G networking and communications, robotics and automation and industrial segments, including power supply; and

•                  Scale KEMET’s business in Greater China and ASEAN region through Yageo’s regional presence and sales channels.

The combination of Yageo and KEMET will create an industry leader in the $28 to $32 billion passive components industry, with combined annual revenues of approximately US$ 2.94 billion(1). Yageo and KEMET each have a proven track record of completing major cross-border acquisitions and believe this transaction will generate greater value for customers and shareholders of both companies. The transaction, which is expected to close in the second half of 2020, is subject to customary closing conditions and the receipt of required regulatory approvals.

(1) Yageo: for the last twelve months as of September 2019.

KEMET: for the last twelve months as of June 2019.

For more information, please contact:

Investor and Public Relations, Yageo

Tel: +886.2.6629.9999 ext. 3788

Email:  ir@yageo.com

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Yageo concerning the proposed transaction involving Yageo and KEMET (the “transaction”) and other future events and their potential effects on KEMET.  Such statements are based upon the current beliefs and expectations of Yageo’s management, are not guarantees of future results and are subject to a significant number of risks and uncertainties.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies and risk relating to the transaction, many of which are beyond Yageo’s control.

In connection with the proposed transaction, KEMET will file with the Securities and Exchange Commission (the “SEC”) a proxy statement of KEMET. KEMET plans to mail the definitive proxy statement to its stockholders in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT YAGEO, KEMET, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by KEMET through the website maintained by the SEC at www.sec.gov.  In addition, investors and stockholders will be able to obtain free copies of the definitive proxy statement and other documents filed by KEMET with the SEC by contacting KEMET’s Investor Relations Department by email at investorrelations@kemet.com or by phone at 954-766-2819 or at KEMET’s website, www.kemet.com.